EXHIBIT 99.3

Adopted: May 20, 2004

EXECUTIVE COMPENSATION COMMITTEE CHARTER

The Executive Compensation Committee of Pharmaceutical Formulations, Inc. (the “Company”) shall consist of not less than three members of the Board of Directors. On recommendation of Nominating and Governance Committee, the Board of Directors shall appoint the members of the Committee. The composition of the Committee shall satisfy the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”), including the exemptions for “controlled corporations” under such rules, whether or not the Company’s common stock is quoted on Nasdaq within the time requirements established by Nasdaq for companies whose shares are quoted on Nasdaq

The Committee’s primary responsibility is to develop and oversee the implementation of the Company’s philosophy with respect to Management compensation. The Committee shall have the overall responsibility for evaluating and recommending the compensation plans for executives, including associated policies and programs on behalf of the Board of Directors. The Committee reports to the Board of Directors on all matters within the Committee’s responsibilities.

The committee shall meet at such times as it determines to be appropriate or that the call of the Chairman of the Committee. It shall have at least two meetings each year.

In carrying out its responsibilities:

•	The Committee shall have responsibility for developing and maintaining a compensation policy that creates an appropriate relationship between pay levels and corporate performance and returns to stockholders. The Committee shall monitor the results of such policy to assure that the compensation payable to the Company’s elected corporate officers provides overall competitive pay levels, creates proper incentives, rewards superior performance, and is justified by the returns available to stockholders.

•	The Committee shall have responsibility for recommending to the Board of Directors for approval, compensation and benefit plans, which may include amendments to existing plans, cash-and equity-based incentive compensation plans, and non-qualified deferred compensation and retirement plans.

•	The Committee shall review and approve annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s and Chief Operating Officer’s compensation, evaluate the Chief Executive Officer’s and Chief Operating Officer’s performance in light of those goals and objectives, and set a report to the Board of Directors the Chief Executive Officer’s and Chief Operating Officer’s compensation based on that evaluation.

•	The Committee shall review and approve the annual compensation for the other elected corporate officers as recommended by the Chief Operating Officer.

•	The Committee shall administer, except as otherwise delegated pursuant to the terms of such plan(s), the Company’s stockholder-approved incentive plan(s), including approval of grants of stock options, restricted stock, and other equity-based incentives to the extent provided under that plan.

•	The Committee shall provide, over the names of the Committee members, the required Committee report for the Company’s Proxy Statement for the annual meeting of stockholders.

•	The Committee shall have available to it such support personnel, including Management, outside auditors, attorneys and consultants as it deems necessary to discharge its responsibilities.

•	The Committee shall consider the application of Section 162(m) of the Internal Revenue Code to the Company and its compensation practices and develop a policy for the Company with respect to Section 162(m).

•	The Committee shall keep minutes of its proceedings. At the next regular Board meeting following any Committee meeting, the Chairman of the Committee shall report to the Board of Directors on behalf of the Committee.

•	The Chairman of the Committee shall discuss the Committee’s performance with each member of the Committee, following which discussions the Chairman shall lead the Committee in an annual evaluation of its performance. The annual evaluation shall include a review of the Committee’s Charter.

•	The Committee shall cause to be provided to the applicable regulatory authorities, including self-regulatory organizations, appropriate written confirmation of any of the foregoing matters as such authorities may from time to time require.